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                                                               EXHIBIT 99

                                                                  NEWS
[CYPRUS AMAX   CYPRUS AMAX                                For immediate release
LOGO APPEARS   MINERALS COMPANY
    HERE]      Post Office Box 3299
               Englewood, Colorado 80155

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                    CYPRUS AMAX MINERALS COMPLETES SALE OF
                        LITHIUM UNIT TO CHEMETALL GmbH

     DENVER (October 13, 1998) Cyprus Amax Minerals Company (NYSE:CYM) today announced it has completed the sale of its Cyprus Foote Mineral Company lithium subsidiary to an affiliate of Chemetall GmbH, a specialty chemicals unit of Metallgesellschaft AG.

     Cyprus Amax received $305 million in cash in the transaction and expects to report a pre-tax gain of approximately $150 million from the sale. This should result in an after-tax gain of slightly over $100 million in the fourth quarter. However, as a result of the sale of assets earlier in the year, only a nominal amount of Federal Income Taxes are expected to be paid. Proceeds from the sale will be used for general corporate purposes, including debt reduction, the share buyback program and to strengthen Cyprus Amax's financial position and core mining businesses.

     Merrill Lynch served as advisor to Cyprus Amax for the sale.

     Cyprus Amax Minerals Company, headquartered in Englewood, Colorado, is a leading producer of copper and coal, the world's largest producer of molybdenum, and holds a 31% interest in Kinross Gold. Cyprus Amax is exploring for minerals worldwide.

     Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in the Company's most recent Form 10-K.

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     Investor Relations Contact
     Marj Charlier
     Director of Investor Relations
     (303) 643-5625


     To obtain a faxed copy of this or any Cyprus Amax news release, call 1-800-758-5804, ext. 224250. News releases can also be accessed via the Internet at http://www.prnewswire.com, or at the Cyprus Amax Minerals web site,
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http://www.cyprusamax.com.
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